U.S. GOLD CORP

Shareholder Letter 2023

Nasdaq: USAU




FINE
GOLD
999.9
NETWT
1000g
NETWT
1000g

1807 Capital Avenue Cheyenne WY 82001 • +1 800 557 4550 • www.usgoldcorp.gold

U.S. GOLD CORP

U.S. Gold Corp. Letter to Shareholders

Dear U.S. Gold Corp. Shareholder:

2022 was a tumultuous year. The US Federal Reserve, and most major central banks, initiated policies of tighter monetary supply and rapidly raising interest rates to combat inflation. This has created turmoil in the capital markets spanning commodities, equities, and bonds.

In 2022, most major equity indexes saw double digit declines year over year. Cryptocurrencies, once heralded as a hedge against inflation and the new proxy to gold, have been shown to be a high-risk asset class at best. Bitcoin, the largest and most liquid cryptocurrency, started the year near $48,000 and closed out around 17,000, a 62% decline.

In that context, gold has held up remarkably well, opening and closing 2022 flat at around the $1,800 mark – yet, it has still not reacted as favorably as one would expect given the inflationary pressures in the world. However, given gold's relative strength as a store of value versus other major asset classes, many experts believe it is setting up for a strong upside move as asset managers increasingly add gold to portfolios to hedge and diversify risk. Global central banks, the ultimate insiders and drivers of global asset flows, increased their gold buying in a trend that appears to be gaining momentum.

While a stronger gold price would be a welcome rising tide – in turn, lifting all precious metals boats – I would now like to discuss U.S. Gold Corp., why we are unique as a junior mining development company, how our asset values scale with a rising gold price, and our plan to unlock value for our shareholders. We are advancing our high-potential gold and copper exploration and development projects in Wyoming, Nevada, and Idaho, which I detail below.



2022: U.S. Gold Corp. Achieves Numerous Milestones

Unlocking the value of our CK (Copper King) Gold Project: This is our flagship asset and the focus of most of our attention and shareholder capital. In September of 2022, we submitted our Permit to Mine Application and Reclamation Plan to the Wyoming Department of Environmental Quality (WDEQ). The CK Gold Project is a combination of copper and gold, in a

deposit that is easily accessed by way of open-pit mining. The nature of the mineralization is such that it requires simple, proven treatment and no nefarious "leaching" agents. It is truly a clean mining opportunity in a great state for conducting business: Wyoming. We believe that our proposed future mine production will aid in the federal plans to electrify the automotive industry. Copper is a key foundation for electric transmission and storage. Gold is a key foundation for the preservation of wealth and is a defense against inflation and currency volatility. We are fortunate to have both.

In December, 2021, we released a Pre-Feasibility Study (PFS) using data points from the geological inputs of the deposit along with advanced engineering and production assumptions. The PFS was positive, citing value points including:

- Mineral reserves: 1.44 million AuEq ounces of Proven and Probable (P1 and P2) Reserves.
- 10-year mine life at 20,000 short tons per day process rate.
- Initial capital required: $221 million.
- Robust economics – 39.4% IRR before tax, and 33.7% IRR after tax, at an assumed gold price of $1,625 per ounce and copper of $3.25 per pound. As of January 24, 2023, the market price is approximately $1,900 per ounce for gold and $4.20 per pound copper.
- $800 AuEq projected all-in sustaining cost (AISC) – the estimated cost per ounce to produce gold.
- Upside exploration potential.
- Massive local benefits economically.
- The advancements towards permitting and development.

The PFS estimates a net present value (NPV) (5%) of $323 million and $266 million, before and after tax, respectively, both of which are far higher than our company's current market value.

The project is leveraged to metals prices as, at just $1,900 Au/4.20 Cu, we estimate the adjusted PFS NPV/IRR would become:

- Pre-tax: $569M NPV/60.5% IRR
- After-tax: $466M NPV/51.4% IRR

Metallurgical test work for extracting copper and gold from mined ore shows they "float" well, using minimal levels of reagents, into a clean and desirable concentrate with over 20% copper and two to three ounces of gold per ton efficiently recoverable, contained in a dry concentrate that is then shipped to existing plants for refining.



In 2021, we secured an option on abutting private land for the duration of the CK Gold Project and completed a wetlands survey in and around the proposed project site. We received official notification that the project footprint falls outside what the U.S. Army Corps of Engineers considers jurisdictional wetlands and waters of the U.S. Consequently, permitting for the project falls entirely within the jurisdiction of the State of Wyoming, which is a pro-business state.

In the first quarter of 2023, we plan to file an application with the Wyoming Industrial Siting Commission, which will also be administered by the WDEQ. We are in the final stages of negotiations with the Cheyenne Board of Public Utilities (BOPU) for water supply, which will allow us to purchase raw water from BOPU without affecting the supply to Cheyenne.


Business
Alliance
Business Makes
CEO George Bee Participating in a Wyoming Business Alliance Conference Panel

Recently, we announced our sale of Maggie Creek to Nevada Gold Mines LLC (NGM). NGM is a joint venture between Barrick Gold Corp. and Newmont Mining, two of the largest players in the gold mining industry. This was a significant transaction in that we played a big part in a potential new discovery on the prolific Carlin Trend. We were able to retain an interest in the future of the project, via a production royalty, for our shareholders in what we expect will be continued exploration success and ultimately a producing mine. This deal also puts us on the industry map as a player to watch now that we have done business with major gold companies.

Keystone Project in Nevada: The Keystone Project is our exploration unicorn. The Keystone Project's excellent prospects are indicated by its geology and location, close to the discoveries and operating properties just to the north, also on the Cortez Trend. The lower-plate Wenban formation offers the potential of large, high-grade gold-bearing sulfide targets, while near-surface upper-plate formations offer large, lower-grade oxide gold prospects. It is truly what we refer to in the gold mining industry as, "elephant country." The host conditions of some of the largest gold deposits on the planet are in our midst.


George Bee, President and CEO, provides Wyoming state legislators with an overview of the CK Gold Project

With all of our work at the Keystone Project over the past several years, we believe we are close to a significant discovery. The Keystone Project has the right address, right host rocks, and right geochemistry. We are continuing discussions with interested parties to partner with and jointly move the Keystone exploration program forward. In due course, we intend to pursue our highly promising deeper targets, but we recognize that the Keystone Project could benefit from a partner who understands the geological potential of the project and is willing to fund the large exploration budget this project deserves.

The Challis Gold Project: In Idaho, this project remains an exciting prospect with a historical gold resource already discovered. We believe that it has excellent upside potential, and we have been watching with interest the activities of our neighbor, Ophir Gold, on the adjacent property. Our 2023 efforts will focus on permitting a Plan of Operations and eventual field exploration programs. Stay tuned.

2023 looks to be a promising year for gold and gold mine companies

- Market drivers: While no one has a crystal ball, some analysts anticipate gold prices could surge as major governments worldwide print trillions of deficit currency, affecting the U.S. dollar and its forex counterparts.

- Other analysts echo the outlook for the precious metal to set new highs next year.

- According to the World Gold Council, central banks bought 400 tonnes of gold in the third quarter of 2022, the highest since 2000 and nearly doubling the previous record of 241 tonnes during the same period in 2018.



Workers gather during a test blast to monitor ground vibration as part of our comprehensive efforts to assess and mitigate all potential impacts that could be perceived by those near to the CK Gold Project.

- And, lest we forget copper, while the CK Gold Project currently contains approximately 1.1 million ounces of gold, there are over 280 million pounds of copper in the reserves and resources. We feel that the copper market is about to become huge globally, and especially in the U.S., as continued efforts to electrify the auto industy take hold.

- Future outlook for the CK Gold Project: We believe that we can safely mine the CK Gold Project over a number of years with minimal impact and leave a lasting positive legacy that will endure for the long-term. We will continue to work with the Office of State Lands and Investments and the city of Cheyenne (lots of local support, job creation, and economic benefits) to ensure our mining becomes a win-win for everyone it touches, ranging from shareholders to local residents.



Final thoughts

We are energized by what this year will bring and pleased to enter 2023 with strong marketplace tailwinds, and a favorable outlook with our regulators – whom we view as collaborative partners in our success.

Here is what we expect in the near future:

- i. Continue to build our leadership, exploration and development teams
- ii. Advance our development plans at the CK Gold Project by:
    1. Actively managing the permitting process throughout 2023;
    2. Soliciting attractive project financing opportunities; and
    3. Driving toward commercial production.
- iii. Continue systematic exploration at the Keystone Project.
- iv. Permit and develop exploration plans for the Challis Gold Project.

We appreciate your patience as shareholders, as I expect 2023 will be a pivotal, transformative year for U.S. Gold Corp. Keep a close eye on our news and SEC filings (subscribe to both free on our website). And as always, refer to a licensed investment advisor when making investment decisions.

We look forward to reporting strong progress ahead and meeting you at one of the upcoming mining conferences.

Lastly, we would like to thank and congratulate Congressman Ryan Zinke, who recently resigned from his position as Director of U.S. Gold Corp., as he enters a new chapter in his life as U.S. Representative for Montana's 1st Congressional District! Thank you, Ryan, and Godspeed.

All the best wishes for a healthy, happy and prosperous 2023.

Luke Norman
Chairman, Director, Co-Founder
US Gold Corp.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this shareholder letter are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as "anticipate," "believe," "forecast," "estimated," and "intend," among others. These forward-looking statements include statements related to our plans for 2023 at the CK Gold Project, including the timing for filing of our application with the Industrial Siting Commission, and work toward identifying project financing; economic estimates included in the CK Gold Project PFS, including estimates of mineral reserves, mine life, IRR, NPV and capital costs; expectations regarding metallurgical recoveries; potential for future production at Maggie Creek; potential plans for partnering with another party at the Keystone Project; our plans for 2023 at the Challis Gold Project; and expectations regarding demand for commodities. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: market and other conditions, the prevailing market conditions for metal prices and mining industry cost inputs, environmental and regulatory risks, COVID-19 risks, changes in interpretations of geological, geostatistical, metallurgical, mining or processing information, risks faced by junior companies generally engaged in exploration activities, whether U.S. Gold Corp. will be able to raise sufficient capital to develop the CK Gold Project and implement future drilling programs, the success or failure of future drilling programs, and other factors described in the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company's control. The Company undertakes no duty to correct or update any information contained herein.